Exhibit (a)(3)

Application for Transfer
Phoenix Transfer, Inc.
2401 Kerner Boulevard
San Rafael, CA 94901
(866) 485-4690

Full Name of REIT:	AmREIT, Inc.

Number of Shares to be Transferred:

Transferor (or Seller's) Information:

REIT Shares are currently registered as follows:		Shareholder Number

Title:

Address:

City, State, Zip

IRS Tax Identification Number	Telephone:

By executing this Form, the transferor(s) hereby certifies and represents possession of valid title and all requisite power to assign such interests and represents and warrants that the transfer effected hereby is made in accordance with all applicable federal and state securities law and regulation. The transferor(s) understands that the transfer may be made only in compliance with the Articles of Incorporation and Bylaws, as amended, of the Company. The signature(s) on this Form must correspond with the name(s) in which the transferor(s) hold the transferred Share.

Reason for Transfer: (check one): For certain types of transfer, additional documentation may be required

____ Sale
____ Re-registration (name change, divorce/separation, individual to trust, etc.)
____ Death
____ Gift
____ Other (please specify)

Signature Execution:
		Co-Transferor's Signature	Date

Transferor's Signature	Date	Co-Transferor's Signature	Date
(or Custodian's Signature for Qualified Plans)

Place Medallion Guarantee Stamp here

ALL SIGNATURES MUST BE GUARANTEED BY A MEMBER OF AN APPROVED MEDALLION SIGNATURE GUARANTEE PROGRAM

California Residents: It is unlawful to consummate a sale or transfer of limited partnership interests or any interests therein, or to receive any compensation therefore, without the prior written consent of the commissioner of Corporations of the State of California, except as permitted by the Commissioner's rules.